As filed with the Securities and Exchange Commission on April 6, 2009
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DAYBREAK OIL AND GAS, INC.
(Exact name of registrant as specified in its charter)

Washington	91-0626366
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 W. Main Ave., Suite 1012, Spokane, WA	99201
(Address of Principal Executive Offices)	(Zip Code)

2009 Restricted Stock and Restricted Stock Unit Plan
(Full title of the plan)

Mr. James F. Westmoreland President and Chief Executive Officer 601 W. Main Ave., Suite 1012 Spokane, WA 99201
(Name and address of agent for service)

(509) 232-7674
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]		Accelerated filer	[ ]

Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[ X ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value	4,000,000 shares(2)	$0.10(3)	$400,000	$22.32

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereby additional common shares that may be offered to prevent dilution as a result of stock splits, stock dividends, or similar transactions relating to these shares.

(2)	Represents the common shares available for issuance under the 2009 Restricted Stock and Restricted Stock Unit Plan.
(3)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act. Calculated on the basis of the average of the high and low price of the common stock on April 1, 2009.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION

The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible participants in the 2009 Restricted Stock and Restricted Stock Unit Plan of Daybreak Oil and Gas, Inc. (the “Company”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be and are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and other documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the 2009 Restricted Stock and Restricted Stock Unit Plan are available without charge by contacting:

Daybreak Oil and Gas, Inc.
601 W. Main Ave., Suite 1012
Spokane, WA 99201
Attention: Karol L. Adams
(509) 232-7674

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference herein:
  Annual Report on Form 10-KSB for the fiscal year ended February 29, 2008, filed on May 27, 2008, as amended by Amendment No. 1 to Form 10-KSB, filed on July 14, 2008, and Amendment No. 2 to Form 10-KSB, filed on January 14, 2009;
  Quarterly Report on Form 10-Q for the three months ended May 31, 2008, filed on July 14, 2008;
  Quarterly Report on Form 10-Q for the three months ended August 31, 2008, filed on October 15, 2008;
  Quarterly Report on Form 10-Q for the three months ended November 30, 2008, filed on January 14, 2009;
  Current Reports on Form 8-K filed on March 25, 2008, March 28, 2008, April 9, 2008, May 2, 2008, June 5, 2008, June 17, 2008, August 1, 2008, October 23, 2008 and December 24, 2008; and
  Description of the Company’s Common Stock set forth under the heading “Description of Securities” contained in the Form 10-SB filed on November 22, 2002, as amended on December 9, 2003.
We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Securities and Exchange Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

All reports subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The general statutory scheme for corporate indemnification of directors and officers under the Washington Business Corporation Act (the “Act”) has both permissive and mandatory aspects.  Under the Act, a corporation may indemnify an individual who has been made a party to a proceeding because the individual is or was a director, against liability incurred in the proceeding if: (i) the individual acted in good faith; (ii) the individual reasonably believed (a) in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interest and (b) in all other cases, that the individual’s conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

Mandatory indemnification is required if a director is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director is a party because of being a director of the corporation against reasonable expenses incurred by such director in connection with the proceeding.  A corporation may generally advance expenses for the defense of claims.  Further, under certain circumstances, the court may be requested to order that a director is entitled to indemnification regardless of whether the director met the standards of conduct that would otherwise allow the corporation to indemnify.  Shareholders may authorize indemnification and advancement of expenses without regard to the statutory limitations on a corporation’s authority, with certain specific exceptions.  Generally, corporations may indemnify officers, employees and agents to the same extent as it may indemnify directors, or to the extent consistent with any law, as it provides in its articles of incorporation, bylaws or action of its board, or by contract.

The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”) provide for mandatory indemnification of directors to the fullest extent authorized or permitted by applicable law.  The right to indemnification is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition.  The Company’s Bylaws provide that an advancement of expenses incurred by a director in his capacity as a director or officer of the Company may be made only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under the Bylaws or otherwise.

The Articles of Incorporation also contain a provision eliminating the liability of a director to the Company or its shareholders for monetary damages for conduct as a director, except for liability for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director; (ii) conduct which violates Section 23B.08.310 of the Act, pertaining to unpermitted distributions to shareholders or loans to directors; or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

The Company has obtained insurance on behalf of the Company and its directors and officers individually against certain liabilities.  By reason of this coverage, the Company and its directors and officers will be insured against most lawsuits and claims arising from unintentional acts or omissions, including such lawsuits and claims brought under the federal securities laws (other than under Section 16(b) of the Exchange Act).

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Number	Description
4.1	Articles of Incorporation, as amended(1)
4.2	Amended and Restated Bylaws(2)
4.4	Designations of Series A Convertible Preferred Stock(1)
4.5	2009 Restricted Stock and Restricted Stock Unit Plan, filed herewith
4.6	Form of Restricted Stock Award Agreement, filed herewith
4.7	Form of Restricted Stock Unit Award Agreement, filed herewith
5	Opinion of K&L Gates LLP, filed herewith
23.1	Consent of K&L Gates LLP, included as part of Exhibit 5

23.2	Consent of Malone & Bailey, PC, filed herewith
23.3	Consent of Huddleston & Co., Inc., filed herewith
24	Power of Attorney (included on signature page of this Registration Statement)

_______________
(1)           Previously filed as Exhibit 3.01 to Form 10-KSB on May 27, 2008, and incorporated by reference herein.
(2)           Previously filed as Exhibit 3.1 to Form 8-K on April 9, 2008, and incorporated by reference herein.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

S I G N A T U R E S

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, duly authorized, in the City of Spokane, State of Washington, on the 6th day of April, 2009.

DAYBREAK OIL AND GAS, INC.

By:	/s/ James F. Westmoreland
James F. Westmoreland President and Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints James F. Westmoreland as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments or supplements to this Registration Statement on Form S-8, and to file the same, and with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James F. Westmoreland	Director and President and Chief Executive Officer	April 6, 2009
James F. Westmoreland

/s/ Timothy R. Lindsey	Director	April 6, 2009
Timothy R. Lindsey

/s/ Dale B. Lavigne	Director and Chairman	April 6, 2009
Dale B. Lavigne

/s/ Wayne G. Dotson	Director	April 6, 2009
Wayne G. Dotson

/s/ Ronald D. Lavigne	Director	April 6, 2009
Ronald D. Lavigne

/s/ James F. Meara	Director	April 6, 2009
James F. Meara

EXHIBIT INDEX

Number	Description
4.1	Articles of Incorporation, as amended(1)
4.2	Amended and Restated Bylaws(2)
4.4	Designations of Series A Convertible Preferred Stock(1)
4.5	2009 Restricted Stock and Restricted Stock Unit Plan, filed herewith
4.6	Form of Restricted Stock Award Agreement, filed herewith
4.7	Form of Restricted Stock Unit Award Agreement, filed herewith
5	Opinion of K&L Gates LLP, filed herewith
23.1	Consent of K&L Gates LLP, included as part of Exhibit 5
23.2	Consent of Malone & Bailey, PC, filed herewith
23.3	Consent of Huddleston & Co., Inc., filed herewith
24	Power of Attorney (included on signature page of this Registration Statement)
_______________
(1)	Previously filed as Exhibit 3.01 to Form 10-KSB on May 27, 2008, and incorporated by reference herein.

(2)	Previously filed as Exhibit 3.1 to Form 8-K on April 9, 2008, and incorporated by reference herein.